Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

May 21, 2026

Issuer:	Florida Power & Light Company

Designation:	Floating Rate Notes, Series due June 1, 2076

Registration Format:	SEC Registered

Principal Amount:	$255,394,000

Date of Maturity:	June 1, 2076

Interest Payment Dates:	Quarterly in arrears on March 1, June 1, September 1 and December 1, beginning September 1, 2026

Coupon Rate:	Floating rate based on Compounded SOFR minus 0.35%, calculated quarterly. The coupon rate shall not be less than 0.00%.

Price to Public:	100.00% of the principal amount thereof

Optional Redemption:	On or after June 1, 2056, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on June 1 or December 1 as set forth below:

Six-month period beginning on	Redemption price
June 1, 2056	105.00%
December 1, 2056	105.00%
June 1, 2057	104.50%
December 1, 2057	104.50%
June 1, 2058	104.00%
December 1, 2058	104.00%
June 1, 2059	103.50%
December 1, 2059	103.50%
June 1, 2060	103.00%
December 1, 2060	103.00%
June 1, 2061	102.50%
December 1, 2061	102.50%

June 1, 2062	102.00%
December 1, 2062	102.00%
June 1, 2063	101.50%
December 1, 2063	101.50%
June 1, 2064	101.00%
December 1, 2064	101.00%
June 1, 2065	100.50%
December 1, 2065	100.50%
June 1, 2066 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date) as set forth below:

Repayment date	Repayment price
June 1, 2027	98.00%
December 1, 2027	98.00%
June 1, 2028	98.00%
December 1, 2028	98.00%
June 1, 2029	98.00%
December 1, 2029	98.00%
June 1, 2030	98.00%
December 1, 2030	98.00%
June 1, 2031	98.00%
December 1, 2031	99.00%
June 1, 2032	99.00%
December 1, 2032	99.00%
June 1, 2033	99.00%
December 1, 2033	99.00%
June 1, 2034	99.00%
December 1, 2034	99.00%
June 1, 2035	99.00%
December 1, 2035	99.00%
June 1, 2036	99.00%
December 1, 2036	99.00%
June 1, 2037 and on June 1 of every second year thereafter, through and including June 1, 2073	100.00%

Trade Date:	May 21, 2026
Settlement Date:	May 26, 2026 (T+2)*
CUSIP / ISIN Number:	341081 HF7 / US341081HF71

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

*

It is expected that delivery of the Notes will be made against payment therefor on or about May 26, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated May 19, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at (866) 375-6829; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; and UBS Securities LLC toll-free at (833) 481-0269.